 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2014

CELL MEDX CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-54500	38-3939625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4575 Dean Martin Drive, STE 2206 Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(310) 508-9398

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 16, 2014, Cell MedX Corp. (formerly Sports Asylum, Inc.) (the “Company”) entered into a Technology Purchase Agreement (the “Purchase Agreement”) with Jean Arnett and Brad Hargreaves, (collectively, the “Vendors”) to acquire a proprietary technology for the treatment of diabetes and related ailments (the “Technology”). The Purchase Agreement replaces and supersedes that binding letter agreement dated August 29, 2014, between the Company and the Vendors, together with XC Velle Institute Inc., pursuant to which the Vendors agreed to grant to the Company exclusive worldwide license rights for the Technology (the “Letter Agreement”).

Pursuant to the Purchase Agreement, the Vendors have agreed to sell all of their respective rights, title and interests in and to the Technology to the Company free and clear of any and all encumbrances whatsoever. In consideration for the sale of the Technology to the Company, the Company has agreed to pay the Vendors the sum of $100,000 (the “Cash Consideration”) and grant to the Vendors options for the purchase of up to  20,000,000 shares of the Company’s common stock in the aggregate, exercisable at a price of $0.05 per share (the “Options”).  The Options will be subject to certain vesting conditions as follows:

(a)
12.5% of the Options will vest upon the design and commencement of clinical trials to test (1) the efficacy of the Technology in accelerating the healing process for diabetic wounds; (2) defining a treatment protocol for use of the Technology in treating diabetic wounds; and (3) identifying the costs and benefits associated with using the Technology to treat diabetic wounds (the “First Clinical Trial”);

(b)	An additional 12.5% of the Options will vest upon the completion of the First Clinical Trial and the delivery to the Company of a final white paper discussing the results of the First Clinical Trial;

(c)
An additional 12.5% of the Options will vest upon the design and commencement of clinical trials to test (1) the efficacy of the Technology in treating diabetic neuropathy; (2) defining a treatment protocol for use of the Technology in treating diabetic neuropathy; and (3) identifying the costs and benefits associated with using the Technology to treat diabetic neuropathy (the “Second Clinical Trial”)

(d)
An additional 12.5% of the Options will vest upon the completion of the Second Clinical Trial and the delivery to the Company of a final white paper discussing the results of the Second Clinical Trial;

(e)
An additional 25% of the Options will vest upon the design and commencement of clinical trials to test (1) the efficacy of the Technology in controlling and managing high blood pressure in diabetics; (2) defining a treatment protocol for use of the Technology in controlling and managing high blood pressure in diabetics; and (3) identifying the costs and benefits associated with using the Technology for the control and management of high blood pressure in diabetics (the “Third Clinical Trial”); and

(f)	The remaining 25% of the Options will vest upon the completion of the Third Clinical Trial and the delivery to the Company of a final white paper discussing the results of the Third Clinical Trial.

The Options may not vest prior to January 1, 2015, and may not be exercised prior to vesting.  Upon the occurrence of a change in control of the Company, any unvested options will automatically vest and become exercisable.  Any Options that have vested will expire 5 years after the date that the particular vesting conditions have been satisfied.  Any Options that have not vested will terminate on December 31, 2019, subject to certain early termination provisions.

Closing of the transactions contemplated under the Purchase Agreement is expected to take place no later than October 30, 2014, and is conditional upon the satisfaction of certain conditions precedent as detailed in the Purchase Agreement, including a condition precedent in favor of the Vendors that Mario Grigorio, the Company’s largest shareholder, sell to the Vendors all 10,000,000 shares of the Company’s common stock owned by him at a price of $0.001 per share. Closing is also conditional upon the Company completing its due diligence investigations into the Vendors and the Technology to its satisfaction.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is included as an exhibit to this report. A copy of the Company’s news release announcing the signing of the Purchase Agreement is attached as an exhibit to this report.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

The following exhibits are either provided with this Current Report or are incorporated herein by reference:

Exhibit Number	Description of Exhibit
10.1	Letter Agreement dated August 29, 2014 among Sports Asylum, Inc., Jean Arnett, Brad Hargreaves and XC Velle Institute Inc.*
10.2	Technology Purchase Agreement dated October 16, 2014 among Cell MedX Corp., Jean Arnett, and Brad Hargreaves.
99.1	Press Release dated October 17, 2014.

* Incorporated by reference from the Form 8-K filed by the Company with SEC on September 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL MEDX CORP.

Date: October 17, 2014	By:	/s/ Frank McEnulty
Name: Frank McEnulty
Title:Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director